GULFSLOPE ENERGY, INC. 8-K

Exhibit 99.1

GULFSLOPE ENERGY CORPORATE UPDATE

--- GulfSlope Provides Update on Corporate Activities and

2021 Operations Update ---

HOUSTON, October 30, 2020 (GLOBE NEWSWIRE) -- GulfSlope Energy, Inc. (OTCQB: GSPE) (“GulfSlope” or the “Company”) today provided an update on recent corporate activities and operational outlook for 2021.

Corporate Update – Response to COVID-19 Pandemic

Global crude oil demand destruction caused by COVID-19 pandemic, together with increased oil production from OPEC and Russia, contributed to a dramatic decrease in the price of oil. Consequently, GulfSlope’s management and Board have taken multiple proactive steps during 2020 to preserve liquidity and reduce debt as follows:

●	Settled the insurance claim related to its Tau prospect and in accordance with this settlement, GulfSlope received approximately $6.6 million.

●	Secured agreements which resulted in an overall reduction of approximately $1.1 million in liabilities.

●	Paid off third-party debt and interest expense of approximately $3.0 million with the expectation that virtually all third-party debt will be retired by the end of 2020.

●	Initiated filing of loan forgiveness application related to $100,300 loan received from the Paycheck Protection Program.

●	Accumulated net operating losses of approximately $50 million to offset potential future taxable income.

Operations Update

GulfSlope’s Exploration Plan related to the re-drilling of the Company’s Tau prospect was approved by the Bureau of Ocean Energy Management on July 16, 2020. The Bureau of Safety and Environmental Enforcement has completed its initial review of the Company’s “Application for Permit to Drill” and GulfSlope anticipates receiving final approval once a definitive spud date has been established. The leases associated with the Tau prospect expire in 2022 and 2025 which provides the Company sufficient time to re-drill the Tau prospect.

Tau is a subsalt Miocene prospect located in the Ship Shoal Area, South Addition Blocks 336/351 in approximately 305 feet of water. The Tau No. 2 well is designed to be drilled to 20,000 feet true vertical distance (21,543 feet measured distance) to test multiple intervals that correlate to productive zones in the nearby Mahogany Field, located approximately five miles to the southwest. GulfSlope is the operator with a 25 percent working interest and Delek GOM Investments LLC, a subsidiary of Delek Group Ltd., owns a 75 percent working interest.

GulfSlope is aggressively pursuing new opportunities to accelerate its business plan which include securing additional drilling partners and the acquisition of producing oil and gas assets. GulfSlope is evaluating multiple acquisition opportunities and the Company believes that a successful acquisition program will complement its legacy exploration program.

“In response to this extraordinarily difficult business environment, we have taken multiple proactive steps at GulfSlope to strengthen the Company and be in a position for success in 2021. We have a relatively clean balance sheet to utilize in the execution of our business strategy,” stated John Seitz, Chairman and CEO of GulfSlope. “As the world economy returns to a more normal demand for hydrocarbons, we are excited about our prospects for 2021 and we continue to believe there is a significant opportunity for our Company.”

GulfSlope has received notification from the OTC Markets Group that the Company’s closing bid price no longer meets the Standards for Continued Eligibility for OTCQB. GulfSlope has until November 23, 2020, to cure the bid price deficiency. In the event that GulfSlope is unable to cure this deficiency, then the Company anticipates it’s stock would be subsequently quoted on the OTC Pink Open Market.

About GulfSlope Energy

GulfSlope Energy is an independent oil and natural gas company focused on offshore U.S. Gulf of Mexico. To learn more, visit the GulfSlope Energy website at www.GulfSlope.com.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements other than statements of historical facts included in this press release are forward-looking statements. The Company can give no assurances that the assumptions upon which the forward-looking statements are based will prove to be correct. Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. There are a number of risks, uncertainties and other important factors that could cause actual results to differ materially from the forward-looking statements. Except as otherwise required by the federal securities laws, the Company disclaims any obligations or undertaking to publicly release any updates or revisions to any forward-looking statement contained in this press release to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.